                                                                 Exhibit 10.1

ALPHA AND OMEGA SEMICONDUCTOR LIMITED
CALENDAR YEAR 2021 EXECUTIVE INCENTIVE CASH BONUS PLAN

The following is a summary of the operation of the Executive Incentive Cash Bonus Plan (the “Plan”) established by Alpha and Omega Semiconductor Limited (the “Company”) for the calendar year commencing January 1, 2021.

Participants

Executive officers and Vice Presidents.

Performance Bonus

Participants are eligible to receive a cash bonus based on the level of attainment of pre-specified corporate performance goals. The Company’s compensation committee establishes the performance goals to be attained.

Performance Goals

The corporate performance goals for cash bonus for calendar year 2021 are revenue and GAAP operating income. The amount of bonus earned is based on the level of attainment of a range of revenue and GAAP operating income for the year. A specified minimum amount of each of the revenue and GAAP operating income goals must be achieved before payment of an award under the Plan. The actual aggregate amount of the award earned by an executive officer for the calendar year will range from $0 to the maximum amount established for that officer (as set forth below) depending on the level of attainment of the performance goals.

Target Bonus Awards

The Company’s compensation committee establishes the cash bonuses payable based on the level of attainment of the corporate performance goals. The target bonuses for each executive officer for calendar year 2021, as a percentage of base salary, are as follows:

Name	Title	Minimum Bonus	Target Bonus	Maximum Bonus
Mike F. Chang	Chief Executive Officer	20%	100%	220%
Stephan Chang	President	16%	80%	176%
Yifan Liang	Chief Financial Officer and Corporate Secretary	14%	70%	143%
Bing Xue	Executive Vice President of Worldwide Sales and Business Development	14%	70%	143%

2